Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of December_8_, 2020, (the “Effective Date”), by and between CONVERSION LABS, INC., a Delaware corporation (the “Company”), and Nicholas Alvarez, an individual and resident of the State of California (the “Employee”). The Company and Employee are hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party.”

WlTNESSETH:

WHEREAS, Employee is currently employed by the Company pursuant to an Employment Agreement (the “Original Employment Agreement”) dated as of July 26, 2018, as amended on this Effective Date;

WHEREAS, the Company agrees to continue to employ the Employee and the Employee agrees to continue to be employed by the Company on the terms and conditions set forth therein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained, the Company and Employee hereby agree as follows:

1. Employment and Location. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on the terms and conditions hereinafter set forth.

2. Duties and Responsibilities.

(a) Position and Duties. Commencing as of the Effective Date, Employee shall serve in the position of Chief Acquisition Officer. During the Employment Term, Employee shall (i) be subject to all of the Company’s policies, rules and regulations applicable to its executives, (ii) report to, and be subject to the direction and control of, the Chief Executive Officer, and (iii) perform such duties commensurate with Employee’s position as shall be assigned to Employee.

(b) Standard of Performance. Employee agrees that he will at all times faithfully and industriously and to the best of his ability, experience, and talents perform all the duties that may be required of and from him pursuant to the terms of this Agreement and consistent with his position. Such duties shall be performed at such place or places as the interests, needs, business, and opportunities of the Company shall reasonably require or render advisable.

(c) Exclusive Service.

(i) Employee shall devote substantially all of his business energies and abilities to the performance of his duties under this Agreement (reasonable absences during holidays and vacations excepted), and shall not, without the prior written consent of the Company, render to others any service of any kind (whether or not for compensation) that would materially interfere with the performance of his duties under this Agreement, and

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(ii) Employee shall not, without the prior written consent of the Company, maintain any affiliation with, whether as an agent, consultant, employee, officer, director, trustee or otherwise, nor shall he directly or indirectly render any services of an advisory nature or otherwise to, or participate or engage in, any other competing business activity.

3. Term of Employment. This Agreement and the employment relationship and terms hereunder shall continue from the Effective Date until Employee’s employment is terminated by either the Company or Employee pursuant to Section 6 (the “Employment Term”).

4. Compensation. During the Employment Period, the Company shall pay the amounts and provide the benefits described in this Section 4, and Employee agrees to accept such amounts and benefits in full payment for Employee’s services under this Agreement.

(a) Base Salary. The Company shall pay Employee a base salary at the rate of One Hundred Seventy-Two Thousand Four Hundred dollars ($172,400) per year (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to executives. During the Employment Term, the Company’s Compensation Committee of the Board shall review the Base Salary and may provide for such increases (but not decreases) in Base Salary as it may, in its sole and absolute discretion, deem appropriate.

(b) Bonus Plans.

(i) Employee shall be eligible to receive a discretionary “Performance Bonus” for each calendar year during the Term. The Performance Bonus, if any, shall be determined on a calendar year basis in the Company’s sole discretion and shall be paid as and when determined by the Board, but no later than March 15 of the calendar year following the year to which the Performance Bonus is attributable.

(ii) Employee shall further be entitled to participate in such bonus programs and plans as the Company makes available from time to time to Company employees of comparable status, subject to, and to the extent that, Employee is eligible under such bonus programs and plans in accordance with their respective terms.

(c) Fringe Benefits. Subject to Section 4 (d) below, Employee will be entitled:

(i) to participate, on the same basis as other employees of the Company, in any medical, dental, vision, life, short-term and long-term disability insurance and flexible spending accounts (subject to certain co-payments by Employee). Employee’s participation in such plans shall be subject to all terms and conditions of such plans, including Employee’s ability to satisfy any medical or health requirements imposed by the underwriters of any insurance policies paid to fund the plans; and

(ii) to participate after two full calendar months of employment with the Company, on the same basis as other employees of the Company, in the Company’s 401(k) plan, with said participation subject to all terms and conditions of such plans.

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(d) Deduction from Compensation. The Company shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

(f) Initial Equity Grant. The Board has approved, and the Company hereby agrees to grant to Employee, effective as of the Effective Date of this Agreement, options to purchase two hundred thousand (200,000) shares of the Company’s common stock (the “Options”). A more formal Stock Option Award Agreement reflecting, in all material respects, the terms of this paragraph (and otherwise in customary form) shall be issued to Employee upon the Company’s shareholders approving a bona fide employee stock option plan (the “Plan”). Such stockholder approval is anticipated to occur within 30 days of execution of this Agreement. The Options will vest in thirty six (36) monthly installments in accordance with the following schedule (i) 5,555 shares vesting each month for 35 consecutive months beginning on the Effective Date and (ii) 5,575 shares vesting on December 8, 2023. The Options shall vest and become exercisable in full upon the consummation of a “change in control event” (as defined in Section 409A of the Code). All other terms of the Options shall be governed by the Plan and the Stock Option Award Agreement. The Options are intended to be exempt from Section 409A of the Code, and shall be administered and interpreted consistent with such intent. Except as otherwise set forth herein in Section 5 or in the Option Award Agreement, vesting of the Options will cease upon the termination of Employee’s employment with the Company for any reason.

(e) Long Term Equity Incentive. Employee shall be granted three hundred (300,000) restricted stock units (the “RSU’s”) under and subject to all of the provisions of the related award agreement (the “RSU Award Agreement”), upon and subject to approval by the Company’s Board of Directors (the “Board”). The RSU’s will be unvested on the grant date. The Restricted Shares will be issued in such amounts and upon the Company’s Telemedicine Brands achieving certain revenue milestones (each a “Milestone”) in accordance with Schedule A hereto. RSU’s, if, and to the extent, issued and when issued, will vest on December 8, 2023. “Telemedicine Brand” shall be defined as any brand owned by the Company that provides virtual medical treatment or sells any prescription medication. Except as otherwise set forth herein or in the Milestone Option Agreement, vesting of the Milestone Options will cease upon the termination of Employee’s employment with the Company subject to the terms of Section 5 below. In addition, all of the RSU’s, if, and to the extent, issued and when issued, will vest immediately upon a Change of Control. As used herein, “Change of Control” means (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, “Group” means any group or syndicate that would be considered a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

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5. TERMINATION

5.1 Termination by Company With Good Cause; Employee Resignation. The Company may terminate Employee’s employment at any time, with notice for Good Cause (as defined below). Similarly, Employee may resign his employment with the Company at any time, with notice and without Good Reason (as defined below). If the Company terminates Employee’s employment with Good Cause, or if Employee resigns without Good Reason, then the Company shall pay Employee his base salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination (collectively the “Accrued Benefits”). In addition, all options agreements for all options to purchase the common stock of the Company granted to Employee during his employment with the Company (the “Employee Options”) shall provide that, notwithstanding any contrary provisions in the Conversion Labs, Inc. 2020 Equity Incentive Plan (the “Plan”), in the event Employee’s employment is terminated by the Company with Good Cause, the Employee Options to the extent then vested and exercisable as of the date Employee’s employment is terminated, and not previously terminated in accordance with such option agreements and the Plan, may be exercised within twelve (12) months after such termination date, or on or prior to the such option expiration date (as specified and defined in the respective stock option grant notices for the Employee Options), whichever is earlier. Except with respect to any outstanding equity compensation agreements, the Company shall have no further obligations to Employee under this Agreement or any other agreement relating to or arising out of Employee’s status as an employee of the Company (as opposed to some other status with respect to Company, such as a shareholder or holder of a stock option).

5.2 Termination Without Good Cause or for Good Reason. The Company shall have the right to terminate Employee’s employment (with notice) without Good Cause and Employee shall have the right to terminate Employee’s employment (with notice) for Good Reason (each a “Qualifying Termination”). If there is a Qualifying Termination then the following provisions in this Section 5.2 shall apply:

(a) The Company shall provide Employee with the Accrued Benefits;

(b) On the six (6) month anniversary of the date Employee’s termination becomes effective, The Company shall pay Employee in a lump sum an amount equal to (6) months’ base salary (at the rate in effect at the time of termination, but disregarding any reduction that constitutes Good Reason), plus a pro-rata share of any bonus earned for the year of termination; employee acknowledges that any and all bonuses are at the discretion of the Board and at the advice of the Compensation Committee.

(c) If Employee timely elects continued coverage under COBRA, the Company will pay Employee’s COBRA premiums necessary to continue Employee’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the date of termination and ending on the earliest to occur of: (i) six months following the date of termination or (ii) the date Employee and Employee’s eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer. In the event Employee becomes covered under another employer’s group health plan during the COBRA Premium Period, Employee must immediately notify Company of such event.

To be eligible for the severance payment provided for in this Section 5.2, Employee must have executed and not revoked a full and complete general release of any and all claims against the Company and related persons and entities in the standard form then used by the Company (“Release”), within 60 days of the date of termination. Upon making all of the applicable severance payments and benefits, except with respect to any outstanding equity compensation agreements, the Company shall have no further obligations to Employee under this Agreement or any other agreement relating to or arising out of Employee’s status as an employee of the Company (as opposed to some other status with respect to the Company, such as a shareholder or holder of a stock option).

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5.3 Good Cause. For purposes of this Agreement, a termination shall be for “Good Cause” if Employee, shall:

(a) Commit an act of fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties;

(b) Breach Employee’s fiduciary duty to the Company, including, but not limited to, acts of self-dealing (whether or not for personal profit);

(c) Materially breach this Agreement, the Confidentiality Agreement (defined below), or Company’s written Codes of Ethics as adopted by the Board;

(d) Willfully, recklessly, or negligently violate any material provision of Company’s written Employee Handbook, if applicable, or any applicable state or federal law or regulation;

(e) Fail or refuse (whether willfully, recklessly or negligently) to materially comply with all relevant and material obligations, assumable and personally chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder (for avoidance of doubt any failure by the Company to comply with foregoing laws and regulations shall not be imputed on to Employee for purposes of this provision);

(f) Fail to or refuse to (whether willfully, recklessly or negligently) to perform the responsibilities and duties specified herein (other than a failure caused by temporary disability and provided further that the mere failure to achieve certain goals or objectives (provided Employee has attempted in good faith to achieve such goals and objectives) shall not constitute Good Cause);

(g) Be convicted of, or enter a plea of guilty or no contest to, a felony or misdemeanor under state or federal law in a court of competent jurisdiction, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude;

(h) Fail to return any compensation amount required to be clawed back or returned to the Company by application of any applicable law or regulation.

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The foregoing is an exhaustive list of the items that constitute Cause under this Agreement. Notwithstanding the foregoing, other than with respect to clause (g), “Good Cause” shall only be found to exist if, prior to Employee’s termination and within ninety (90) days after the Company’s initial awareness of an event of Good Cause, the Company has provided (i) written notice to the Employee describing such Good Cause event(s), (ii) the Employee does not cure such event within ten (10) days following the Employee’s receipt of such notice from the Company, (iii) an opportunity for the Employee, together with counsel, to be heard before the Board or subcommittee of the Board of Directors of the Company, .

5.4 Death or Disability. To the extent consistent with federal and state law, upon written notice to Employee, the Company may terminate Employee’s employment due to Employee’s Disability. Additionally, Employee’s employment shall terminate on Employee’s death. “Disability” means (i) Employee’s inability to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering the Company’s employees. In the event of termination due to death or Disability, Company shall pay Employee (or his legal representative) his base salary prorated through the date of termination, at the rate in effect at the time of termination, together with any benefits accrued, including, but not limited to, a pro-rata share of any bonus earned for the year of termination, through the date of termination. Any such bonus shall be payable in the calendar year following the performance year. In addition, all option agreements for the shall provide that, notwithstanding any contrary provisions in the Plan, in the event Employee’s employment is terminated due to Employee’s death or Disability, any vested portion of the options not previously terminated in accordance with such option agreements and the Plan, may be exercised within five (5) years after the termination date, or on or prior to the option expiration date (as specified and defined in the respective stock option grant notices for such options), whichever is earlier.

5.5 Return of Company Property. Within fourteen (14) days after the Employees termination of employment, Employee shall return to the Company all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of the Company including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee’s possession or under Employee’s control. Employee shall not retain any copies or duplicates of such property and all licenses granted to him by the Company to use computer programs or software shall be revoked on the termination date.

5.6 Good Reason. For purposes of this Agreement, a termination shall be for “Good Reason” if the Company:

(a) Materially reduced the duties and responsibilities assigned to Employee under this Agreement;

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(b) Reduced Employee’s base salary by 50% or more; or

(c) Materially breached this Agreement or any other written agreement with Employee.

Notwithstanding the foregoing, “Good Reason” shall only be found to exist if, prior to Employee’s resignation and within ninety (90) days after the initial existence of an event of Good Reason, Employee has provided written notice to the Company describing such alleged Good Reason event(s), and the Company does not cure such event within thirty (30) days following the Company’s receipt of such notice from Employee, and the date of Employee’s termination of employment due to Employee’s resignation for Good Reason occurs within ninety (90) days after the expiration of the foregoing thirty (30) day cure period.

6. Covenants of Employee.

(a) Employee will truthfully and accurately make, maintain, and preserve all records and reports that the Company may from time to time reasonably request or require;

(b) Employee will obey all rules, regulations and reasonable special instructions applicable to Employee, and will be loyal and faithful to the Company at all times, constantly endeavoring to improve Employee’s ability and knowledge of the business in an effort to increase the value of Employee’s services to the mutual benefit of the Parties;

(c) Employee will make available to the Company any and all of the information of which Employee has knowledge relating to the business of the Company or any of the Company’s other Subsidiaries and will make all suggestions and recommendations which Employee feels will be of benefit to the Company;

(d) Employee will fully account for all money, records, goods, wares and merchandise or other property belonging to the Company of which Employee has custody, and will pay over and deliver the same promptly whenever and however he may be reasonably directed to do so;

(e) Employee acknowledges that as a condition of employment, he must sign and comply with the Employee Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations;

(f) Employee agrees that upon termination of his employment hereunder he will immediately surrender and turn over to the Company all books, records, forms, specifications, formulae, data, processes, papers and writings related to the business of the Company, and all other property belonging to the Company, together with all copies of the foregoing, it being understood and agreed that the same are the sole property, directly or indirectly, of the Company;

(g) Employee understands that in his performing work for the Company, he will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to Employee has an obligation of confidentiality. Rather, Employee further understands that he will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Employee agrees that he will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Employee has an obligation of confidentiality. Employee hereby represents that he has disclosed to the Company any contract he has signed that may restrict Employee’s activities on behalf of the Company.

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(h) Employee acknowledges and understands that the securities of the Company are publicly traded and subject to the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, Employee acknowledges and agrees that (i) he is required under applicable securities laws to refrain from trading in securities of the Company while in possession of material nonpublic information and to refrain from disclosing any material nonpublic information to anyone except as permitted by this Agreement in connection with the performance of Employee’s duties hereunder, and (ii) he will communicate to any person to whom Employee communicates any material nonpublic information that such information is material nonpublic information and that the trading and disclosure restrictions in clause (i) above also apply to such person.

7. NO SOLICITATION

(a) No Solicitation of Employees. Employee agrees that he will not, during his employment with the Company, and for two (2) years thereafter, encourage or solicit any other employee of the Company to terminate his or her employment for any reason, nor will he assist others to do so (provided however that former Company employees and/or Company employees responding to general ads or solicitations shall not be covered by this Section 7(a).

(b) No Solicitation of Customer. Employee agrees that he will not, during his employment with the Company, and for two (2) years thereafter, directly or indirectly, utilize any Company information protected under the Employee Confidential Information and Inventions Assignment Agreement to solicit any client or customer of the Company known to him with respect to any business, products or services that are competitive to the products or services offered by the Company, or under development as of the date of the termination of Employee’s employment with the Company for any reason.

8. Amendment and Waiver. This Agreement may not be changed orally but only by written documents signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought; however, the amount of compensation to be paid to Employee for services to be performed for the Company hereunder may be changed from time to time by the Parties by written agreement without in any other way modifying, changing or affecting this Agreement or the performance by Employee of any of the duties of his employment with the Company. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

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9. Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) three business days after being received by registered or certified mail, return receipt requested, postage prepaid, or (b) three business days after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in the case of the Company, to its principal office address, and in the case of Employee, to Employee’s residence address as shown on the records of the Company, or may be given by personal delivery thereof.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be invalid, unenforceable or prohibited by applicable law, then in lieu of declaring such provision invalid or unenforceable, to the extent permitted by law (a) the Parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either party, revise, reconstruct or reform such provision in a manner sufficient to cause it to be valid and enforceable.

11. Entire Agreement. This Agreement, together with the Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of Employee’s employment agreement with the Company. It supersedes any other agreements, representations or promises made to Employee by anyone, whether oral or written. Changes in Employee’s employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by an officer of the Company.

12. Force Majeure. Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to: acts of God; acts of the public enemy; acts of the United States of America or any state, territory or political subdivision thereof or of the District of Columbia; fires; floods; epidemics, quarantine restrictions; strike or freight embargoes. Notwithstanding the foregoing provisions of this Section 12 in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay.

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13. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). Employee acknowledges that by agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Employee intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Employee would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

14. Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

15. Successors.

(a) No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee other than Employee’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Employee’s death, this Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Employee’s interests under this Agreement. Subject to compliance with the terms of any Company sponsored benefit plan, Employee shall be entitled to select and change a beneficiary or beneficiaries to receive following Employee’s death any benefit or compensation payable hereunder by giving the Company written notice thereof. In the event of Employee’s death or a judicial determination of Employee’s incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to Employee’s beneficiary(ies), estate or other legal representative(s).

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(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

(c) The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

16. Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws of California.

17. Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Employee represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Employee has not relied upon any advice from the Company and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Employee further acknowledges that the Company has not made any representations to him with respect to tax issues.

18. No Punitive Damages. If any dispute arises regarding the application, interpretation, or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to seek punitive damages in connection with said dispute.

19. Multiple Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original but all of which together shall constitute but one instrument.

[Signatures on Next Page]

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EXECUTED as of the day and year first above set forth.

CONVERSION LABS, INC.

By:	Justin Schreiber, Chairman & CEO

eMPLOYEE

By:	Nicholas Alvarez

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SCHEDULE A

RESTRICTED SHARE GRANT

Up to 300,000 RSU’s vesting on December 8, 2023 upon achieving milestones in connection with the Company’s Net Sales of its Telemedicine Brands. Net sales means the sum of a company’s gross sales minus its returns and chargebacks.

Number of Shares Vested	Revenue Milestones
150,000	$100,000,000 in Net Sales in any calendar year
150,000	$200,000,000 in Net Sales in any calendar year

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